Exhibit 3.1

FORM OF AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

RETAIL VALUE INC.

The undersigned, desiring to form a corporation for profit under Section 1701.01, et seq., of the Ohio Revised Code, does hereby certify:

FIRST: The name of the corporation shall be Retail Value Inc. (the “Corporation”).

SECOND: The place in the State of Ohio where the principal office of the Corporation is located is Beachwood, Cuyahoga County.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be formed under Section 1701.01, et seq., of the Ohio Revised Code.

FOURTH: The authorized number of shares of the Corporation is 210,000,000, consisting of 200,000,000 common shares, $0.10 par value per share (hereinafter called “Common Shares”), and 10,000,000 preferred shares, without par value (hereinafter called “Preferred Shares”), of which 1,000 are hereby designated as “Series A Preferred Shares.”

DIVISION A

The Series A Preferred Shares shall have the following rights, preferences, powers, privileges, restrictions, qualifications and limitations.

Section 1. Definitions. For the purposes of this Division A of this Article FOURTH, the following terms shall have the following meanings:

“Asset Sales” shall mean:

(1)	the sale, conveyance or other disposition of any assets or rights; and

(2)	the issuance of capital stock in any of the Subsidiaries or the sale of capital stock in any of the Subsidiaries.

Notwithstanding the preceding, none of the following transactions will be deemed to be an Asset Sale:

(1)	a transfer of assets between or among the Corporation and the Subsidiaries;

(2)	an issuance of capital stock by a Subsidiary to the Corporation or to a Subsidiary;

(3)	the lease of properties owned or managed by the Corporation or any Subsidiaries in the ordinary course of business;

(4)	the sale or other disposition of cash or Cash Equivalents; and

(5)	payments that are permitted in accordance with Section 6 of this Division A of this Article FOURTH.

“Cash Equivalents” shall mean:

(1)	United States dollars;

(2)	securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than six months from the date of acquisition;

(3)	certificates of deposit and Eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4)	repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)	commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within six months after the date of acquisition; and

(6)	money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“Hedging Obligations” shall mean the obligations of the Corporation under:

(1)	interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2)	other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3)	other agreements or arrangements designed to protect the Corporation against fluctuations in currency exchange rates or commodity prices.

“Indebtedness” shall mean any indebtedness of the Corporation (excluding accrued expenses and trade payables), whether or not contingent:

(1)	in respect of borrowed money:

(2)	evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)	in respect of banker’s acceptances;

(4)	representing the amount of liability in respect of leases that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP;

(5)	representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or

(6)	representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a lien on any asset of the Corporation (whether or not such Indebtedness is assumed by the Corporation) and, to the extent not otherwise included, the Guarantee by the Corporation of any Indebtedness of any other Person. Indebtedness shall be calculated without giving effect to the effects of Accounting Standards Codification No. 815 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Charter as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Maximum Dividend Threshold” shall mean:

(1)	the sum of (i) the Indebtedness of the Corporation as of the fifth business day after the Spin-Off Date plus (ii) the product of the VWAP and the total number of Common Shares outstanding on the fifth business day after the Spin-Off Date; multiplied by

(2)	110%.

“Person” shall have the meaning assigned to it in Section 4(a) of Division C of this Article FOURTH.

“Required REIT Distribution” shall mean an amount equal to the minimum amount of the dividend required to be distributed with respect to any taxable year in order for the Corporation to qualify, or maintain its status, as a REIT (as such term is defined in the Code) and to avoid any U.S. federal income taxes imposed by Code sections 857(b)(1) and 857(b)(3). Such amount will be determined in good faith by the Board of Directors of the Corporation based on 102.5% of the Corporation’s then estimated taxable income, inclusive of net capital gains, for such taxable year.

“Series A Maximum Dividend” shall mean (1) $190,000,000 plus (2) the aggregate gross proceeds of Asset Sales by the Corporation and the Subsidiaries from and after the Spin-Off Date minus the Maximum Dividend Threshold as calculated at the time each dividend is declared, up to, in the case of this clause (2), $10,000,000; provided, however, that if the difference calculated pursuant to this clause (2) is negative, then the difference shall be deemed to be zero.

“Spin-Off	Date” shall have the meaning assigned to it in Section 4(a) of Division C of this Article FOURTH.

“Subsidiary” shall mean:

(1)	any corporation, association or other business entity of which 100% of the total voting power of shares of capital stock or other equity interest, as applicable, entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by the Corporation or one or more of the other Subsidiaries (or a combination thereof); and

(2)	any partnership (a) the sole general partner or the managing general partner of which is the Corporation or a Subsidiary or (b) the only general partners of which are the Corporation or one or more Subsidiaries (or any combination thereof).

“VWAP” shall mean the volume-weighted average price of one Common Share as displayed under the heading “Bloomberg VWAP” on Bloomberg page “FIVN <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading on the Spin-Off Date until the scheduled close of trading of the primary trading session on the fifth business day after the Spin-Off Date (or if such volume-weighted average price is unavailable, the market value of one of the Common Shares on the fifth business day after the Spin-Off Date determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by the Corporation).

Section 2. Ranking. The Series A Preferred Shares rank, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Corporation, senior in preference and priority to the Common Shares of the Corporation and any securities into which the Common Shares may be reclassified, and each other class or series of capital stock of the Corporation including any other Preferred Shares (collectively, the “Junior Securities”).

Section 3. Dividend Rights. The holders of outstanding shares of Series A Preferred Shares shall be entitled to receive dividends, when, as and if declared by the Board of Directors of the Corporation (the “Board of Directors”) in a separate declaration, out of any assets that are legally available therefor, and the Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation unless the holders of the Series A Preferred Shares then outstanding shall first have received dividends in an aggregate amount equal to the Series A Maximum Dividend. The holders of the outstanding Series A Preferred Shares can waive any dividend right that such holders shall be entitled to under this Section 3 of this Division A of this Article FOURTH upon the affirmative vote or written consent of the holders a majority of the shares of Series A Preferred Shares then outstanding.

Notwithstanding the foregoing, the holders of outstanding Common Shares shall be entitled to receive dividends, when, as and if declared by the Board of Directors, out of any assets legally available therefor if and only to the extent that such dividend is necessary to enable the Corporation to make Required REIT Distributions.

Section 4. Rights Upon Liquidation. For so long as Series A Preferred Shares remain outstanding, in the event of any voluntary or involuntary liquidation, dissolution or winding up of, any distribution of the assets of, the Corporation or the commencement of any proceedings for bankruptcy, insolvency, receivership or similar action of the Corporation (each of such events, a “Liquidation Event”), the holders of the Series A Preferred Shares shall be entitled to be paid out of the assets of the Corporation legally available for distribution to its stockholders before and in preference to any payments on a Liquidation Event to any Junior Securities, an aggregate amount equal to the then-remaining Series A Maximum Dividend (the “Liquidation Amount”) payable on a pro rata basis to each holder of Series A Preferred Shares then outstanding on or prior to the occurrence of any Liquidation Event. After payment of the Liquidation Amount to the holders of the Series A Preferred Shares, the holders of the Series A Preferred Shares shall have no right or claim to any of the remaining assets of the Corporation.

Notwithstanding the foregoing, the holders of outstanding Common Shares shall be entitled to receive any payments on a Liquidation Event to the extent that such payments are necessary to enable the Corporation to qualify, or maintain its status, as a REIT.

Section 5. Voting and Consent Rights. Except as provided in this Section or as required by law, the holders of the Series A Preferred Shares shall not be entitled to vote on any matter presented to the holders of Common Shares for their action or consideration.

Notwithstanding the above, for so long as Series A Preferred Shares remain outstanding, the Corporation shall not, without first obtaining the written consent or affirmative vote of a majority of the outstanding Series A Preferred Shares, take any of the following actions:

(a) any voluntary initiation of a liquidation or commencement of a proceeding for bankruptcy, insolvency, receivership or similar action of the Corporation;

(b) making any amendment, alteration or repeal (including, without limitation, as a result of a merger, consolidation, or other extraordinary transaction) of any provisions of these Amended and Restated Articles of Incorporation of the Corporation (this “Charter”) or the Amended and Restated Code of Regulations (the “Code of Regulations”) of the Corporation that amends, modifies or adversely affects the rights, preferences, powers, privileges, conditions or voting powers of the Series A Preferred Shares;

(c) unless in connection with an election of directors as required by the Series A Preferred Shares pursuant to Section 7 of this Division A of this Article FOURTH, increase or decrease the number of directors on the Board of Directors to greater than nine or less than five; or

(d) issue any additional shares of Series A Preferred Shares.

Section 6. Restrictions on Payments.

(a) For so long as there are Series A Preferred Shares outstanding, the Corporation will not, and will not permit any Subsidiaries to, directly or indirectly:

(i) declare or pay any dividend or make any other payment or distribution in any form on account of the Corporation’s capital stock (including, without limitation, any payment in connection with any merger or consolidation involving the Corporation or any of the Subsidiaries) or to the direct or indirect holders of the Corporation’s capital stock unless otherwise permitted by Section 3 of this Division A of this Article FOURTH;

(ii) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Corporation) any capital stock of the Corporation, other than the Series A Preferred Shares, unless done so in accordance with an equity compensation plan approved by the Board of Directors; or

(iii) issue Preferred Shares (other than the Series A Preferred Shares, subject to Section 5 of this Division A of this Article FOURTH) that are not Junior Securities.

(b) For so long as there are Series A Preferred Shares outstanding, the Corporation will not, and will not permit any Subsidiaries to, directly or indirectly:

(i) make capital contributions to any Person that is not a Subsidiary, other than with respect to any obligation, existing at the time of the Spin-Off Date, to contribute capital to any joint venture entity;

(ii) purchase or otherwise acquire a capital interest in a Person that is not a Subsidiary;

(iii) purchase or otherwise acquire the business or assets of another Person substantially as an entirety;

(iv) purchase or otherwise acquire interests in real property;

(v) develop or redevelop (or cause the development or redevelopment of) all or any portion of any real property owned, leased or subleased by the Corporation or any Subsidiary (provided, however, that the Corporation and Subsidiaries shall not be prohibited from (i) performing any obligations of a landlord under a retail tenant lease (including, without limitation, performing tenant build-out work), (ii) maintaining a property or otherwise making capital expenditures with respect to a property in the ordinary course of business, or (iii) restoring a property to substantially its pre-casualty condition following a casualty event); or

(vi) make loans or advances to a Person that is not the Corporation or a Subsidiary other than loans or advances to such Person made in the ordinary course of the Corporation’s business or relating to the Corporation’s or any Subsidiary’s property, unless, with respect to this clause (b), (i) the payments associated with the activities described (b)(i) though (iii) and (vi) above do not individually or in the aggregate, in any calendar year, exceed $10,000,000 and (ii) the payments associated with the activities described in (b)(i) through (vi) above do not individually or in the aggregate, in any calendar year, exceed $20,000,000.

Notwithstanding the foregoing, upon an affirmative vote or written consent of the holders of a majority of the outstanding Series A Preferred Shares, the restrictions contained in this Section 6 in this Division A in this Article FOURTH may be waived in regards to one or more transactions.

Section 7. Election of Directors. References in this Section 7 of this Division A of this Article FOURTH to “special meetings of shareholders” refer to special meetings of the holders of the Series A Preferred Shares. Either (i) prior to the repayment in full or refinancing of Indebtedness outstanding under, and the termination of, the Loan Agreement, dated February 14, 2018, by and among certain wholly-owned subsidiaries of DDR Corp. and Column Financial, Inc. (an affiliate of Credit Suisse AG), JPMorgan Chase Bank, National Association and Wells Fargo Bank, National Association (the “Mortgage Loan”), or (ii) upon the Corporation having a duty to conduct a redemption pursuant to Section 8 of this Division A of this Article FOURTH but not being able to carry out such redemption due to it being prohibited by Ohio law governing distributions to stockholders, the record holders of at least 10% of the Series A Preferred Shares, exclusively and as a separate class, shall be entitled, after providing at least 10 days’ advance written notice to the Corporation, to call, or the Secretary of the Corporation shall call, upon receiving at least 10 days’ advance written notice from the record holders of at least 10% of the Series A Preferred Shares, a special meeting of shareholders. In the event that a special meeting of shareholders is called by the Secretary of the Corporation pursuant to this Section 7 of this Division A of this Article FOURTH, notice thereof shall be given by the Corporation in the same manner as required for an annual meeting of shareholders of the Corporation. Such special meeting of shareholders may only be called for the purpose of the holders of the Series A Preferred Shares electing, by a plurality vote, voting exclusively and as a separate class, either (i) two directors nominated by the holders of the Series A Preferred Shares in the written notice to the Corporation regarding such meeting, if the number of directors on the Board of Directors will be six or fewer following their installment, or (ii) three directors nominated by the holders of the Series A Preferred Shares in the written notice to the Corporation regarding such meeting, if the number of directors on the Board of Directors will be greater than six following their installment, within 30 days of the occurrence of:

(a) the Corporation failing to qualify, or maintain its status, as a REIT;

(a) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that (i) the Corporation sells, assigns, transfers, conveys or otherwise disposes of all or substantially all of its properties or assets, in one or more related transactions, to any Person, or (ii) any Person, directly or indirectly, becomes the beneficial owner of 40% or more of the Common Shares, measured by voting power rather than number of Common Shares;

(c) any failure of the Corporation to comply with its duties and obligations under this Division A in this Article FOURTH that is current and continuing.

Notwithstanding the foregoing, any failure of the Corporation to comply with its duties and obligations under Section 6 of this Division A of this Article FOURTH must be continuing for a period of not less than five business days for the right of the holders of the Series A Preferred Shares to nominate and elect directors under this Section 7 of this Division A of this Article FOURTH to arise.

In the event the holders of the Series A Preferred Shares shall have the right to call or cause to be called a special meeting of shareholders for the election of directors to the Board of Directors pursuant to this Section 7 of this Division A of this Article FOURTH, in lieu of holding such special meeting of shareholders to elect such directors, the holders of the Series A Preferred Shares may elect such directors by unanimous written consent.

Notwithstanding any provision of these Amended and Restated Articles of Incorporation, the directors who may be elected to the Board of Directors by the holders of Series A Preferred Shares pursuant to this Section 7 of this Division A of this Article FOURTH shall serve in addition to any other directors then in office or proposed to be elected otherwise than pursuant to this Subsection. Furthermore, and notwithstanding the foregoing, the number of directors that the holders of Series A Preferred Shares shall be eligible to nominate and elect pursuant to this Section 7 of this Division A of this Article FOURTH will be reduced by the number of directors, if any, previously recommended or nominated by the holders of the Series A Preferred Shares sitting on the Board of Directors at the time their right to nominate and elect directors under this Section 7 of this Division A of this Article FOURTH arises. Any directors elected to the Board of Directors pursuant to this Section 7 of this Division A of this Article FOURTH shall be elected for an initial term expiring at the Corporation’s next annual meeting of shareholders. In the event the conditions for the election of directors to the Board of Directors pursuant to this Section 7 of this Division A of this Article FOURTH continue to be satisfied at the end of such directors’ terms, the holders of the Series A Preferred Shares shall be entitled to elect by a plurality vote, voting exclusively and as a separate class, the applicable number of directors for terms expiring at the Corporation’s next annual meeting of shareholders.

Immediately upon such time as the conditions for the election of directors to the Board of Directors pursuant to this Section 7 of this Division A of this Article Fourth are no longer satisfied, the terms of office of the directors then in office who were elected to the Board of Directors pursuant to this Section 7 of this Division A of this Article FOURTH shall terminate immediately. If the office of any such director elected becomes vacant by reason of death, resignation, removal from office or otherwise, the remaining director or directors elected pursuant to this Section 7 of this Division A of this Article FOURTH shall elect a successor who shall hold office for the unexpired term in respect of which such vacancy occurred.

Section 8. Mandatory Redemption. Following the repayment in full or refinancing of the Mortgage Loan, unless prohibited by Ohio law governing distributions to stockholders, (i) the Series A Preferred Shares shall be redeemed within ten days of the occurrence of:

(a) the Corporation failing to qualify, or maintain its status, as a REIT; or

(b) any failure of the Corporation to comply with its duties and obligations under this Division A in this Article FOURTH, and

(ii) the Series A Preferred Shares shall be redeemed immediately upon the occurrence of:

(a) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that (i) the Corporation sells, assigns, transfers, conveys or otherwise disposes of all or substantially all of its properties or assets, in one or more related transactions, to any Person, or (ii) any Person, directly or indirectly, becomes the beneficial owner of 40% or more of the Common Shares, measured by voting power rather than number of Common Shares; or

(b) the payment by the Corporation to the holders of the Series A Preferred Shares of dividends in an aggregate amount equal to $200,000,000.

The date of any such redemption described in clause (i) or (ii) of this Section 8 of this Division A of this Article FOURTH shall be referred to as the “Mandatory Redemption Date.”

The redemption price payable per share to the holders of Series A Preferred Shares shall be (i) calculated by dividing the number of Series A Preferred Shares outstanding on the applicable Mandatory Redemption Date into the difference of (x) $200,000,000 minus (y) the aggregate amount of dividends previously distributed to the holders of the Series A Preferred Shares in the event of a mandatory redemption due to the occurrence of any of clauses (i)(a), (i)(b) or (ii)(a) above, or (ii) $1 in the event of a mandatory redemption due to the occurrence of clause (ii)(b) above (both redemption prices as used in this Section 8 of this Division A of this Article FOURTH, the “Mandatory Redemption Price”).

The Corporation shall mail, postage prepaid, written notice of redemption (the “Mandatory Redemption Notice”) to each holder of record of the Series A Preferred Shares not less than two days prior to the Mandatory Redemption Date. The Mandatory Redemption Notice shall state:

(a) the Mandatory Redemption Date;

(b) the Mandatory Redemption Price;

(c) that on the Mandatory Redemption Date, the Mandatory Redemption Price will become due and payable upon each of the Series A Preferred Shares;

(d) if certificated, that the Series A Preferred Shares called for redemption must be surrendered to collect the Mandatory Redemption Price and instructions for the such surrender;

(e) the section of this Charter pursuant to which the Series A Preferred Shares are being redeemed; and

(f) the CUSIP number, if any, assigned to the Series A Preferred Shares.

A Mandatory Redemption Notice that has been mailed in the manner provided herein shall be conclusively presumed to have been duly given on the date mailed whether or not the holder of the Series A Preferred Stock received the Mandatory Redemption Notice. If the Mandatory Redemption Notice shall have been duly given, and if on the applicable Mandatory Redemption Date, the Mandatory Redemption Price payable upon redemption of the Series A Preferred Shares to be redeemed on such Mandatory Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor in a timely manner, then all rights, preferences, power and privileges with respect to such Series A Preferred Shares shall forthwith after the Mandatory Redemption Date terminate, except only the right of the holders to receive the Mandatory Redemption Price without interest.

Section 9. Optional Redemption. The Corporation may redeem the Series A Preferred Shares, or any part thereof, at any time. If less than all of the Series A Preferred Shares are to be redeemed, then the Series A Preferred Shares to be redeemed will be selected by lot or by other similar method ratably among the holders of the Series A Preferred Shares.

The date of such redemption shall be referred to as the “Optional Redemption Date.”

The redemption price payable per share to the holders of Series A Preferred Shares shall be (i) calculated by dividing the number of Series A Preferred Shares outstanding on the applicable Optional Redemption Date into the difference of (x) $200,000,000 minus (y) the aggregate amount of dividends previously distributed to the holders of the Series A Preferred Shares to be redeemed (the “Optional Redemption Price”).

The Corporation shall mail, postage prepaid, written notice of redemption (the “Optional Redemption Notice”) to each holder of record of the Series A Preferred Shares not less than two days prior to the Redemption Date. The Redemption Notice shall state:

(a) the Optional Redemption Date;

(b) the Optional Redemption Price;

(c) that on the Optional Redemption Date, the Optional Redemption Price will become due and payable upon each of the Series A Preferred Shares;

(d) if certificated, that the Series A Preferred Shares called for redemption must be surrendered to collect the Optional Redemption Price and instructions for the such surrender;

(e) the section of this Charter pursuant to which the Series A Preferred Shares are being redeemed; and

(f) the CUSIP number, if any, assigned to the Series A Preferred Shares.

An Optional Redemption Notice that has been mailed in the manner provided herein shall be conclusively presumed to have been duly given on the date mailed whether or not the holder of the Series A Preferred Stock received the Optional Redemption Notice. If the Optional Redemption Notice shall have been duly given, and if on the applicable Optional Redemption

Date, the Optional Redemption Price payable upon redemption of the Series A Preferred Shares to be redeemed on such Optional Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor in a timely manner, then all rights, preferences, power and privileges with respect to such Series A Preferred Shares shall forthwith after the Optional Redemption Date terminate, except only the right of the holders to receive the Optional Redemption Price without interest.

Section 10. Redeemed or Otherwise Acquired Shares. Any shares of Series A Preferred Shares that are redeemed or otherwise acquired by the Corporation or any Subsidiaries shall resume the status of authorized but unissued Preferred Shares without designation.

Section 11. Events of Noncompliance and Remedies. In addition to the other remedies set forth in and contemplated in this Division A of this Article FOURTH with respect to the Series A Preferred Shares, if the Corporation should ever fail to observe or breach its duties and obligations under Section 7 or Section 8 of this Division A of this Article FOURTH, the Corporation hereby agrees that irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and, therefore, the holders of the Series A Preferred Shares shall be entitled to specific performance of the terms of Section 7 and Section 8, as applicable, of this Division A of this Article FOURTH in addition to any other remedy at law or in equity.

Section 12. Restrictions on Transfer to Preserve Tax Benefit; Series A Preferred Shares Subject to Redemption.

(a) Definitions. For the purposes of this Section 12 and Sections 13 and 14 of this Division A of this Article FOURTH, the following terms shall have the following meanings:

“Beneficial Ownership” shall mean ownership of Series A Preferred Shares by a Person who would be treated as an owner of such Series A Preferred Shares either directly or constructively through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

“Beneficiary” shall mean, with respect to any Trust, one or more organizations described in Section 501(c)(3) of the Code (contributions to which must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code which are named by the Corporation as the beneficiary or beneficiaries of such Trust, in accordance with the provisions of Section 13(a) of this Division A of this Article FOURTH).

“Constructive Ownership” shall mean ownership of Series A Preferred Shares by a Person who would be treated as an owner of such Series A Preferred Shares either directly or Constructively through the application of Section 318 of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.

“Non-Transfer Event” shall mean an event other than a purported Transfer that would cause any Person to Beneficially Own or Constructively Own Series A Preferred Shares in excess of the Ownership Limit, including, but not limited to, the acquisition, directly or indirectly, of any Person that Beneficially Owns or Constructively Owns Series A Preferred Shares.

“Non-U.S. Person” shall mean a Person other than a U.S. Person.

“Ownership Limit” shall initially mean 5.75% of the outstanding Series A Preferred Shares of the Corporation, and after any adjustment pursuant to Section 12(j) of this Division A of this Article FOURTH, shall mean such percentage of the outstanding Series A Preferred Sharesas so adjusted.

“Person” shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, an association, a private foundation within the meaning of Section 509(a) of the Code, a joint stock company, other entity or a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended; provided, however, that a “Person” does not mean an underwriter which participates in a public offering of the Series A Preferred Shares, for a period of 35 days following the purchase by such underwriter of the Series A Preferred Shares.

“Prohibited Owner” shall mean, with respect to any purported Transfer or Non-Transfer Event, any Person who, but for the provisions of Section 12(c) of this Division A of this Article FOURTH, would own record title to Series A Preferred Shares.

“REIT” shall mean a real estate investment trust within the meaning of Section 856 of the Code.

“Related Party Limit” shall mean 9.8% of the outstanding Series A Preferred Shares of the Corporation.

“Spin-off Date” means the date on which Common Shares were distributed by DDR Corp. to holders of DDR Corp.’s common shares, $0.10 par value per share.

“Transfer” shall mean any sale, transfer, gift, assignment, devise or other disposition of Series A Preferred Shares (including, without limitation, (i) the granting of any option or entering into any agreement for the sale, transfer or other disposition of Series A Preferred Sharesor (ii) the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Series A Preferred Shares), whether voluntary or involuntary, whether of record or beneficially and whether by operation of law or otherwise.

“Trust” shall mean any separate trust created pursuant to Section 12(c) of this Division A of this Article FOURTH and administered in accordance with the terms of Section 12 of this Division A of this Article FOURTH, for the exclusive benefit of any Beneficiary.

“Trustee” shall mean any person or entity unaffiliated with both the Corporation and any Prohibited Owner, such Trustee to be designated by the Corporation to act as trustee of any Trust, or any successor trustee thereof.

“U.S. Person” shall mean (i) a citizen or resident of the United States, (ii) a partnership created or organized in the United States or under the laws of the United States or any state therein (including the District of Columbia), (iii) a corporation created or organized in the United States or under the laws of the United States or any state therein (including the District of Columbia), and (iv) any estate or trust (other than a foreign estate or foreign trust, within the meaning of Section 7701(a)(31) of the Code).

(b) Restrictions on Transfers.

(i) Except as provided in Section 12(l) of this Division A of this Article FOURTH, from and after the Spin-off Date no Person shall Beneficially Own Series A Preferred Shares in excess of the Ownership Limit.

(ii) Except as provided in Section 12(l) of this Division A of this Article FOURTH, any Transfer that, if effective, would result in any Person Beneficially Owning Series A Preferred Shares in excess of the Ownership Limit shall be void ab initio as to the Transfer of such Series A Preferred Shares which would be otherwise Beneficially Owned by such Person in excess of the Ownership Limit, and the intended transferee shall acquire no rights in such Series A Preferred Shares.

(iii) Except as provided in Section 12(l) of this Division A of this Article FOURTH, any Transfer that, if effective, would result in any Person Constructively Owning Series A Preferred Shares in excess of the Related Party Limit shall be void ab initio as to the Transfer of such Series A Preferred Shares which would be otherwise Constructively Owned by such Person in excess of such amount, and the intended transferee shall acquire no rights in such Series A Preferred Shares.

(iv) Any Transfer that, if effective, would result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code shall be void ab initio as to the Transfer of the Series A Preferred Shares which would cause the Corporation to be “closely held” within the meaning of Section 856(h) of the Code, and the intended transferee shall acquire no rights in such Series A Preferred Shares.

(v) No Person shall acquire Beneficial Ownership of any Series A Preferred Shares after the Spin-off Date if, as a result of such acquisition of Beneficial Ownership, the fair market value of the Series A Preferred Shares owned directly and indirectly by Non-U.S. Persons for purposes of Section 897(h)(4)(B) of the Code would comprise 49% or more of the fair market value of the issued and outstanding Series A Preferred Shares.

(c) Transfers in Trust.

(i) If, notwithstanding the other provisions contained in this Division A of this Article FOURTH, there is a purported Transfer or Non-Transfer Event such that any Person would Beneficially Own Series A Preferred Shares in excess of the Ownership Limit, then, (1) except as otherwise provided in Section 12(l) of this Division A of this Article FOURTH, the purported transferee shall acquire no right or interest (or, in the case of a Non-Transfer Event, the person holding record title to the Series A

Preferred Shares Beneficially Owned by such Beneficial Owner, shall cease to own any right or interest) in such number of Series A Preferred Shares which would cause such Beneficial Owner to Beneficially Own Series A Preferred Shares in excess of the Ownership Limit, and (2) such number of Series A Preferred Shares in excess of the Ownership Limit (rounded up to the nearest whole share) shall be designated Shares-in-Trust and, in accordance with Section 13 of this Division A of this Article FOURTH, transferred automatically and by operation of law to a Trust. Such transfer to a Trust and the designation of the shares as Shares-in-Trust shall be effective as of the close of business on the business day prior to the date of the purported Transfer or Non-Transfer Event, as the case may be.

(ii) If, notwithstanding the other provisions contained in this Division A of this Article FOURTH, there is a purported Transfer or Non-Transfer Event such that any Person would Constructively Own Series A Preferred Shares in excess of the Related Party Limit, then, (A) except as otherwise provided in Section 12(l) of this Division A of this Article FOURTH, the purported transferee shall acquire no right or interest (or, in the case of a Non-Transfer Event, the person holding record title to the Series A Preferred Shares Constructively Owned by such Constructive Owner, shall cease to own any right or interest) in such number of Series A Preferred Shares which would cause such Constructive Owner to Constructively Own Series A Preferred Shares in excess of the Related Party Limit, and (B) such number of Series A Preferred Shares in excess of the Related Party Limit (rounded up to the nearest whole share) shall be designated Shares-in-Trust and, in accordance with Section 13 of this Division A of this Article FOURTH, transferred automatically and by operation of law to a Trust. Such transfer to a Trust and the designation of the shares as Shares-in-Trust shall be effective as of the close of business on the business day prior to the date of the purported Transfer or Non-Transfer Event, as the case may be.

(iii) If, notwithstanding the other provisions contained in this Article FOURTH, there is a purported Transfer or Non-Transfer Event that, if effective, would cause the Corporation to become “closely held” within the meaning of Section 856(h) of the Code, then (A) the purported transferee shall not acquire any right or interest (or, in the case of a Non-Transfer Event, the person holding record title of the Series A Preferred Shares with respect to which such Non-Transfer Event occurred, shall cease to own any right or interest) in such number of Series A Preferred Shares, the ownership of which by such purported transferee or record holder would cause the Corporation to be “closely held” within the meaning of Section 856(h) of the Code, and (B) such number of Series A Preferred Shares (rounded up to the nearest whole share) shall be designated Shares-in-Trust and, in accordance with the provisions of Section 13 of this Division A of this Article FOURTH, transferred automatically and by operation of law to a Trust. Such transfer to a Trust and the designation of shares as Shares-in-Trust shall be effective as of the close of business on the business day prior to the date of the Transfer or Non-Transfer Event, as the case may be.

(d) Remedies for Breach. If the Board of Directors or its designees shall at any time determine in good faith that a Transfer has taken place in violation of Section 12(b) of this Division A of this Article FOURTH or that a Person intends to acquire or has attempted to acquire beneficial ownership (determined without reference to any rules of attribution), Beneficial Ownership or Constructive Ownership of any Series A Preferred Shares of the Corporation in violation of Section 12(b) of this Division A of this Article FOURTH, or that any such Transfer, intended or attempted acquisition or acquisition would jeopardize the status of the Corporation as a REIT under the Code, the Board of Directors or its designees shall take such actions as it deems advisable to refuse to give effect or to prevent such Transfer, including, but not limited to, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer.

(e) Notice of Restricted Transfer. Any Person who acquires or intends to acquire shares in violation of Section 12(b) of this Division A of this Article FOURTH, or any Person who owned Series A Preferred Shares that were transferred to a Trust pursuant to the provisions of Section 12(c) of this Division A of this Article FOURTH, shall immediately give written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer, intended Transfer or Non-Transfer Event, as the case may be, on the Corporation’s status as a REIT.

(f) Owners Required to Provide Information.

(i) Every Beneficial Owner of more than 5.0% (or such other percentage provided in the regulations promulgated pursuant to the Code) of the outstanding Series A Preferred Shares of the Corporation shall, within 30 days after January 1 of each year, give written notice to the Corporation stating the name and address of such Beneficial Owner, the number of shares Beneficially Owned, and description of how such shares are held. Each such Beneficial Owner shall provide to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation’s status as a REIT.

(ii) Each Person who is a Beneficial Owner or Constructive Owner of Series A Preferred Shares and each Person (including the shareholder of record) who is holding Series A Preferred Shares for a Beneficial Owner or Constructive Owner shall provide to the Corporation such information that the Corporation may request, in good faith, in order to determine the Corporation’s status as a REIT.

(iii) Each Person who is a Beneficial or Constructive Owner of Series A Preferred Shares and each Person (including the shareholder of record) who is holding Series A Preferred Shares for a Beneficial or Constructive Owner shall provide to the Corporation such information as the Corporation may require, in good faith, in order to determine the Trust’s status as a REIT or a “domestically controlled qualified investment entity” (within the meaning of Section 897(h)(4)(B) of the Code) and to comply with the requirements of any taxing authority or to determine such compliance.

(g) Remedies Not Limited. Nothing contained in this Division A of this Article FOURTH shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its shareholders by preservation of the Corporation’s status as a REIT.

(h) Ambiguity. In the case of an ambiguity in the application of any of the provisions of Section 12 of this Division A of this Article FOURTH, including any definition contained in Section 12(a), the Board of Directors shall have the power to determine the application of the provisions of this Section 12 with respect to any situation based on the facts known to it.

(i) Intentionally Omitted.

(j) Modification of Ownership Limit. Subject to the limitations provided in Section 12(k) of this Division A of this Article FOURTH, the Board of Directors may from time to time increase the Ownership Limit.

(k) Limitations on Modifications. Notwithstanding any other provision of this Division A of this Article FOURTH:

(i) The Ownership Limit may not be increased if, after giving effect to such increase, five Beneficial Owners of Series A Preferred Shares could Beneficially Own, in the aggregate, more than 49.99% of the outstanding Series A Preferred Shares.

(ii) The Related Party Limit may not be increased to a percentage which is greater than 9.8%.

(l) Exceptions.

(i) The Board of Directors, Internal Revenue Service or advice from counsel, may exempt a Person from the Ownership Limit if such Person is not an individual for purposes of Section 542(a)(2) of the Code and the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that no individual’s Beneficial Ownership of such Series A Preferred Shares will violate the Ownership Limit and agrees that any violation or attempted violation will result in such Series A Preferred Shares in excess of the Ownership Limit being transferred to a Trust in accordance with Section 12(c) of this Division A of this Article FOURTH.

(ii) The Board of Directors, with a ruling from the Internal Revenue Service or advice from counsel, may exempt a Person from the limitation on such Person Constructively Owning Series A Preferred Shares in excess of the Related Party Limit if such Person does not own and represents that it will not own, directly or constructively (by virtue of the application of Section 318 of the Code, as modified by Section 856(d)(5) of the Code), more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code) in a tenant of any real property owned or leased by the Corporation, and the Corporation obtains such representations and undertakings from such Person as are reasonably necessary to ascertain this fact and agrees that any violation or attempted violation will result in such Series A Preferred Shares in excess of 9.8% being transferred to a Trust in accordance with Section 12(c) of this Division A of this Article FOURTH.

Section 13. Shares-in-Trust.

(a) Trust. Any Series A Preferred Shares transferred to a Trust and designated Shares-in-Trust pursuant to Section 12(c) of Division A of this Article FOURTH shall be held for the exclusive benefit of the Beneficiary. The Corporation shall name a beneficiary of each Trust within five days after discovery of the existence of such Shares-in-Trust. Any transfer to a Trust, and subsequent designation of Series A Preferred Shares as Shares-in-Trust, pursuant to Section 12(c) of Division A of this Article FOURTH shall be effective as of the close of business on the business day prior to the date of the Transfer or Non-Transfer Event that results in the transfer to the Trust. Shares-in-Trust shall remain issued and outstanding Series A Preferred Shares and shall be entitled to the same rights and privileges on identical terms and conditions as are all other issued and outstanding Series A Preferred Shares. When transferred to the Permitted Transferee in accordance with the provisions of Section 13(e) of Division A of this Article FOURTH, such Shares-in-Trust shall cease to be designated as Shares-in-Trust.

(b) Dividend Rights. The Trustee, as record holder of Shares-in-Trust, shall be entitled to receive all dividends and distributions as may be declared by the Board of Directors on such Series A Preferred Shares and shall hold such dividends or distributions in trust for the benefit of the Beneficiary. The Prohibited Owner with respect to Shares-in-Trust shall repay to the Trustee the amount of any dividends or distributions received by it that (i) are attributable to any Series A Preferred Shares designated as Shares-in-Trust and (ii) the record date of which was on or after the date that such Series A Preferred Shares became Shares-in-Trust. The Corporation shall take all measures that it determines reasonably necessary to recover the amount of any such dividend or distribution paid to a Prohibited Owner, including, if necessary, withholding any portion of future dividends or distributions payable on Series A Preferred Shares Beneficially Owned or Constructively Owned by the Person who, but for the provisions of Section 12(c) of Division A of this Article FOURTH, would Beneficially Own or Constructively Own the Shares-in-Trust; and, as soon as reasonably practicable following the Corporation’s receipt or withholding thereof, shall pay over to the Trustee for the benefit of the Beneficiary the dividends so received or withheld, as the case may be.

(c) Rights Upon Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any distribution of the assets of, the Corporation, each holder of Shares-in-Trust shall be entitled to receive, ratably with each other holder of Series A Preferred Shares, that portion of the assets of the Corporation which is available for distribution to the holders of Series A Preferred Shares. The Trustee shall distribute to the Prohibited Owner the amounts received upon such liquidation, dissolution, or winding up, or distribution; provided, however, that the Prohibited Owner shall not be entitled to receive amounts pursuant to this Section 13(c) of Division A of this Article FOURTH in excess of, in the case of a purported Transfer in which the Prohibited Owner gave value for Series A Preferred Shares and which Transfer resulted in the transfer of the shares to the Trust, the price per share, if any, such Prohibited Owner paid for the Series A Preferred Shares and, in the case of a Non-Transfer Event or Transfer in which the Prohibited Owner did not give value for such shares (e.g., if the shares were received through a gift or devise) and which Non-Transfer Event or Transfer, as the case may be, resulted in the transfer of shares to the Trust, the price per share equal to the Market Price on the date of such Non-Transfer Event or Transfer. Any remaining amount in such Trust shall be distributed to the Beneficiary.

(d) Voting Rights. The Trustee shall be entitled to vote all Shares-in-Trust. Any vote by a Prohibited Owner as a holder of Series A Preferred Shares prior to the discovery by the Corporation that Series A Preferred Shares are Shares-in-Trust shall, subject to applicable law, be rescinded and shall be void ab initio with respect to such Shares-in-Trust, and the Prohibited Owner shall be deemed to have given, as of the close of business on the business day prior to the date of the purported Transfer or Non-Transfer Event that results in the transfer to the Trust of the Series A Preferred Shares pursuant to Section 12(c) of Division A of this Article FOURTH, an irrevocable proxy to the Trustee to vote the Shares-in-Trust in the manner in which the Trustee, in its sole and absolute discretion, desires.

(e) Designation of Permitted Transferee. The Trustee shall have the exclusive and absolute right to designate a Permitted Transferee of any and all Shares-in-Trust. As reasonably practicable as possible, in an orderly fashion so as not to materially adversely affect the Market Price of the Shares-in-Trust, the Trustee shall designate any Person as Permitted Transferee, provided, however, that (i) the Permitted Transferee so designated purchases for valuable consideration (whether in a public or private sale) the Shares-in-Trust and (ii) the Permitted Transferee so designated may acquire such Shares-in-Trust without such acquisition resulting in a transfer to a Trust and the redesignation of such Series A Preferred Shares so acquired as Shares-in-Trust under Section 12(c) of Division A of this Article FOURTH. Upon the designation by the Trustee of a Permitted Transferee in accordance with the provisions of this subparagraph, the Trustee of a Trust shall (i) cause to be transferred to the Permitted Transferee that number of Shares-in-Trust acquired by the Permitted Transferee, (ii) cause to be recorded on the books of the Corporation that the Permitted Transferee is the holder of record of such number of Series A Preferred Shares, and (iii) distribute to the Beneficiary any and all amounts held with respect to the Shares-in-Trust after making that payment to the Prohibited Owner pursuant to Section 13(f) of Division A of this Article FOURTH.

(f) Compensation to Record Holder of Series A Preferred Shares that Become Shares-In-Trust. Any Prohibited Owner shall be entitled (following discovery of the Shares-In-Trust and subsequent designation of the Permitted Transferee in accordance with Section 12(e) of Division A of this Article FOURTH) to receive from the Trustee the lesser of (i) in the case of (A) a purported Transfer in which the Prohibited Owner gave value for Series A Preferred Shares and which Transfer resulted in the transfer of the Series A Preferred Shares to the Trust, the price per share, if any, such Prohibited Owner paid for the Series A Preferred Shares, or (b) a Non-Transfer Event or Transfer in which the Prohibited Owner did not give value for such Series A Preferred Shares (e.g., if the shares were received through a gift or devise) and which Non-Transfer Event or

Transfer, as the case may be, resulted in the transfer of Series A Preferred Shares to the Trust, the price per share equal to the Market Price on the date of such Non-Transfer Event or Transfer, and (ii) the price per share received by the Trustee of the Trust from the sale or other disposition of such Shares-in-Trust in accordance with Section 13(e) of Division A of this Article FOURTH. Any amounts received by the Trustee in respect of such Shares-in-Trust and in excess of such amounts to be paid the Prohibited Owner pursuant to this Section 13(f) of Division A of this Article FOURTH shall be distributed to the Beneficiary in accordance with the provisions of Section 13(e) of Division A of this Article FOURTH. Each Beneficiary and Prohibited Owner waive any and all claims that they may have against the Trustee and the Corporation arising out of the disposition of Shares-in-Trust, except for claims arising out of the gross negligence or willful misconduct of, or any failure to make payments in accordance with this Section 13 of Division A of this Article FOURTH by, such Trustee or the Corporation.

(g) Purchase Right in Shares-in-Trust. Shares-in-Trust shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that created such Shares-in-Trust (or, in the case of devise, gift or Non-Transfer Event, the Market Price at the time of such devise, gift or Non-Transfer Event) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation shall have the right to accept such offer for a period of ninety days after the later of (i) the date of the Non-Transfer Event or purported Transfer which resulted in such Shares-in-Trust and (ii) the date the Corporation determines in good faith that a Transfer or Non-Transfer Event resulting in Shares-in-Trust has occurred, if the Corporation does not receive a notice of such Transfer or Non-Transfer Event pursuant to Section 12(e) of Division A of this Article FOURTH. Prompt payment of the purchase price shall be made in such reasonable manner as may be determined by the Corporation.

Section 14. Legend. Any certificate for Series A Preferred Shares shall bear the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER THE SECURITIES ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT.

The Series A Preferred Shares represented by this certificate are also subject to restrictions on transfer for the purpose of the Corporation’s maintenance of its status as a Real Estate Investment Trust under the Internal Revenue Code of 1986, as amended. Subject to certain provisions of the Corporation’s Articles of Incorporation, no Person may Beneficially Own Series A Preferred Shares in excess of 5.75% of the outstanding Series A Preferred Shares of the Corporation (other than the Exempt Holder), no Person may Constructively Own Series A Preferred Shares in excess of 9.8% of the outstanding Series A Preferred Shares of the Corporation and no Person may acquire Beneficial Ownership of any Series A Preferred Shares after the Effective Date if, as a result of such acquisition, the fair market value of the Series A

Preferred Shares owned directly and indirectly by Non-U.S. Persons would comprise more than 49% of the fair market value of the issued and outstanding Series A Preferred Shares. Any Person who attempts to Beneficially Own or Constructively Own Series A Preferred Shares in excess of the above limitations must immediately notify the Corporation. All capitalized items in this legend have the meanings defined in the Corporation’s Articles of Incorporation, a copy of which, including the restrictions on transfer, will be sent without charge to each shareholder who so requests. If the restrictions on transfer are violated, certain of the Series A Preferred Shares represented hereby will be transferred automatically and by operation of law to a Trust and shall be designated Shares-in-Trust.”

Section 15. Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Division A of this Article FOURTH, the Board of Directors shall have the power to determine the application of the provisions of this Section with respect to any situation based on the facts known to it and the original intent of the relevant provisions.

DIVISION B

The Board of Directors is hereby authorized to issue additional series of Preferred Shares and to fix from time to time before issuance the number of shares to be included in any such series and the designation, rights, preferences, powers, privileges, restrictions, qualifications and limitations thereof, subject to the rights, preferences, powers and privileges of the Series A Preferred Shares as set forth in Division A of this Article Fourth (including but not limited to Section 2 thereof). The authority of the Board of Directors with respect to each such series will include, without limiting the generality of the foregoing, the determination of any or all of the following:

(a) the number of shares of any series and the designation to distinguish the shares of such series from the shares of all other series;

(b) the voting powers, if any, and whether such voting powers are full or limited in such series;

(c) whether dividends, if any, will be cumulative or noncumulative, the dividend rate of such series, and the dates and preferences of dividends on such series;

(d) the redemption rights and price or prices, if any, for shares of such series;

(e) the terms and amount of the sinking fund, if any, for the purchase or redemption of shares of such series;

(f) the amounts payable on shares of such series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

(g) whether the shares of such series shall be convertible into Common Shares or shares of any other class and, if so, the conversion rate or rates or price or prices, any adjustments thereof and all other terms and conditions upon which such conversion may be made;

(h) restrictions on the issuance of shares of the same series or of any other class or series; and

(i) such other terms that the Board of Directors determines in its sole discretion are appropriate for the Corporation to maintain its status as a REIT.

The Board of Directors is authorized to adopt from time to time amendments to the Charter, fixing, with respect to any such series, the matters described in clauses (a) through (i), inclusive, of this Section and is authorized to take such actions with respect thereto as may be required by law in order to effect such amendments.

DIVISION C

Subject to the rights, preferences, powers and privileges of the Series A Preferred Shares as set forth in Division A of this Article FOURTH (including but not limited to Section 2 thereof) and of any other series or class of Preferred Shares as may be established by the Board of Directors from time to time in accordance with the provisions hereof, the Common Shares shall have the following express terms:

Section 1. Dividend Rights. The holders of Common Shares shall be entitled to receive, when, as and if declared by the Board of Directors, out of the assets of the Corporation which are by law available therefor, dividends or distributions payable in cash, in property or in securities of the Corporation, subject to the prior right and preference of the Series A Preferred Shares and any other Preferred Shares established by the Board of Directors.

Section 2. Rights Upon Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any distribution of the assets of, the Corporation, each holder of Common Shares shall be entitled to receive, ratably with each other holder of Common Shares, that portion of the assets of the Corporation available for distribution to its shareholders as the number of Common Shares held by such holder bears to the total number of Common Shares then outstanding, subject to the prior right and preference of the Series A Preferred Shares and any other Preferred Shares established by the Board of Directors.

Section 3. Voting Rights. The holders of Common Shares shall be entitled to vote on all matters (for which holders of Common Shares shall be entitled to vote thereon) at all meetings of the shareholders of the Corporation, and shall be entitled to one vote for each Common Share entitled to vote at such meeting.

Section 4. Restrictions on Transfer to Preserve Tax Benefit; Common Shares Subject to Redemption.

(a) Definitions. For the purposes of this Section 4 of this Division C of this Article FOURTH, the following terms shall have the following meanings:

“Beneficial Ownership” shall mean ownership of Common Shares by a Person who would be treated as an owner of such Common Shares either directly or constructively through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

“Beneficiary” shall mean, with respect to any Trust, one or more organizations described in Section 501(c)(3) of the Code (contributions to which must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code which are named by the Corporation as the beneficiary or beneficiaries of such Trust, in accordance with the provisions of Section 6(a) of this Division C of this Article FOURTH).

“Constructive Ownership” shall mean ownership of Common Shares by a Person who would be treated as an owner of such Common Shares either directly or Constructively through the application of Section 318 of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.

“Exempt Holder” shall mean, collectively, (i) Professor Werner Otto, his wife Maren Otto and/or all descendants of Professor Werner Otto (illegitimate descendants only if they have obtained the status of a legitimate descendant by legitimation or adoption by Professor Werner Otto or one of his legitimate descendants, or if they are children of a female legitimate descendant of Professor Werner Otto), (ii) any trust or any family foundation that has exclusively been established in favor of one or several of the individuals named under (i) above, and (iii) any partnership, firm, corporation, association, trust, unincorporated organization, joint venture, limited liability company or other legal entity, in which the individuals or entities named under (i) and (ii) hold (either directly or indirectly) more than 50% of the voting rights or more than 50% of the equity capital of such any such partnership, firm, corporation, association, trust, unincorporated organization, joint venture, limited liability company or other legal entity.

“Exempt Holder Limit” shall initially mean 29.8% of the outstanding Common Shares of the Corporation, and after any adjustment pursuant to Section (4)(i) of this Division C of this Article FOURTH, shall mean such percentage of the outstanding Common Shares as so adjusted.

“Non-Transfer Event” shall mean an event other than a purported Transfer that would cause any Person to Beneficially Own or Constructively Own Common Shares in excess of the Ownership Limit (in the case of any Person other than the Exempt Holder) or the Exempt Holder Limit (in the case of the Exempt Holder), including, but not limited to, the acquisition, directly or indirectly, of any Person that Beneficially Owns or Constructively Owns Common Shares.

“Non-U.S. Person” shall mean a Person other than a U.S. Person.

“Ownership Limit” shall initially mean 5.0% of the outstanding Common Shares of the Corporation, and after any adjustment pursuant to Section 4(j) of this Division C of this Article FOURTH, shall mean such percentage of the outstanding Common Shares as so adjusted.

“Person” shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, an association, a private foundation within the meaning of Section 509(a) of the Code, a joint stock company, other entity or a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended; provided, however, that a “Person” does not mean an underwriter which participates in a public offering of the Common Shares, for a period of 35 days following the purchase by such underwriter of the Common Shares.

“Prohibited Owner” shall mean, with respect to any purported Transfer or Non-Transfer Event, any Person who, but for the provisions of Section 4(c) of this Division C of this Article FOURTH, would own record title to Common Shares.

“REIT” shall mean a real estate investment trust within the meaning of Section 856 of the Code.

“Related Party Limit” shall mean 9.8% of the outstanding Common Shares of the Corporation.

“Spin-off Date” means the date on which Common Shares were distributed by DDR Corp. to holders of DDR Corp.’s common shares, $0.10 par value per share.

“Transfer” shall mean any sale, transfer, gift, assignment, devise or other disposition of Common Shares (including, without limitation, (i) the granting of any option or entering into any agreement for the sale, transfer or other disposition of Common Shares or (ii) the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Common Shares), whether voluntary or involuntary, whether of record or beneficially and whether by operation of law or otherwise.

“Trust” shall mean any separate trust created pursuant to Section 4(c) of this Division C of this Article FOURTH and administered in accordance with the terms of Section 6 of this Division C of this Article FOURTH, for the exclusive benefit of any Beneficiary.

“Trustee” shall mean any person or entity unaffiliated with both the Corporation and any Prohibited Owner, such Trustee to be designated by the Corporation to act as trustee of any Trust, or any successor trustee thereof.

“U.S. Person” shall mean (i) a citizen or resident of the United States, (ii) a partnership created or organized in the United States or under the laws of the United States or any state therein (including the District of Columbia), (iii) a corporation created or organized in the United States or under the laws of the United States or any state therein (including the District of Columbia), and (iv) any estate or trust (other than a foreign estate or foreign trust, within the meaning of Section 7701(a)(31) of the Code).

(b) Restrictions on Transfers.

(i) Except as provided in Section 4(l) of this Division C of this Article FOURTH, from and after the Spin-off Date, (A) no Person (other than the Exempt Holder) shall Beneficially Own Common Shares in excess of the Ownership Limit and (B) the Exempt Holder shall not Beneficially Own Common Shares in excess of the Exempt Holder Limit.

(ii) Except as provided in Section 4(l) of this Division C of this Article FOURTH, any Transfer that, if effective, would result in any Person (other than the Exempt Holder) Beneficially Owning Common Shares in excess of the Ownership Limit shall be void ab initio as to the Transfer of such Common Shares which would be otherwise Beneficially Owned by such Person in excess of the Ownership Limit, and the intended transferee shall acquire no rights in such Common Shares.

(iii) Except as provided in Section 4(l) of this Division C of this Article FOURTH, any Transfer that, if effective, would result in the Exempt Holder Beneficially Owning Common Shares in excess of the Exempt Holder Limit shall be void ab initio as to the Transfer of such Common Shares which would be otherwise Beneficially Owned by the Exempt Holder in excess of the Exempt Holder Limit, and the Exempt Holder shall acquire no rights in such Common Shares.

(iv) Except as provided in Section 4(l) of this Division C of this Article FOURTH, any Transfer that, if effective, would result in any Person Constructively Owning Common Shares in excess of the Related Party Limit shall be void ab initio as to the Transfer of such Common Shares which would be otherwise Constructively Owned by such Person in excess of such amount, and the intended transferee shall acquire no rights in such Common Shares.

(v) Except as provided in Section 4(l) of this Division C of this Article FOURTH, any Transfer that, if effective, would result in the Common Shares being beneficially owned by less than 100 Persons (determined without reference to any rules of attribution) shall be void ab initio as to the Transfer of such Common Shares which would be otherwise beneficially owned by the transferee, and the intended transferee shall acquire no rights in such Common Shares.

(vi) Any Transfer that, if effective, would result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code shall be void ab initio as to the Transfer of the Common Shares which would cause the Corporation to be “closely held” within the meaning of Section 856(h) of the Code, and the intended transferee shall acquire no rights in such Common Shares.

(vii) No Person shall acquire Beneficial Ownership of any Common Shares after the Spin-off Date if, as a result of such acquisition of Beneficial Ownership, the fair market value of the Common Shares owned directly and indirectly by Non-U.S. Persons for purposes of Section 897(h)(4)(B) of the Code would comprise 49% or more of the fair market value of the issued and outstanding Common Shares.

(c) Transfers in Trust.

(i) If, notwithstanding the other provisions contained in this Division C of this Article FOURTH, there is a purported Transfer or Non-Transfer Event such that any Person would Beneficially Own Common Shares in excess of (A) the Ownership Limit (in the case of any Person other than the Exempt Holder) or (B) the Exempt Holder Limit (in the case of the Exempt Holder), then, (1) except as otherwise provided in Section 4(l) of this Division C of this Article FOURTH, the purported transferee shall acquire no right or interest (or, in the case of a Non-Transfer Event, the person holding record title to the Common Shares Beneficially Owned by such Beneficial Owner, shall cease to own any right or interest) in such number of Common Shares which would cause such Beneficial Owner to Beneficially Own Common Shares in excess of the Ownership Limit or the Exempt Holder Limit, as the case may be, and (2) such number of Common Shares in excess of the Ownership Limit or the Exempt Holder Limit (rounded up to the nearest whole share) shall be designated Shares-in-Trust and, in accordance with Section 6 of this Division C of this Article FOURTH, transferred automatically and by operation of law to a Trust. Such transfer to a Trust and the designation of the shares as Shares-in-Trust shall be effective as of the close of business on the business day prior to the date of the purported Transfer or Non-Transfer Event, as the case may be.

(ii) If, notwithstanding the other provisions contained in this Division C of this Article FOURTH, there is a purported Transfer or Non-Transfer Event such that any Person would Constructively Own Common Shares in excess of the Related Party Limit, then, (A) except as otherwise provided in Section 4(l) of this Division C of this Article FOURTH, the purported transferee shall acquire no right or interest (or, in the case of a Non-Transfer Event, the person holding record title to the Common Shares Constructively Owned by such Constructive Owner, shall cease to own any right or interest) in such number of Common Shares which would cause such Constructive Owner to Constructively Own Common Shares in excess of the Related Party Limit, and (B) such number of Common Shares in excess of the Related Party Limit (rounded up to the nearest whole share) shall be designated Shares-in-Trust and, in accordance with Section 6 of this Division C of this Article FOURTH, transferred automatically and by operation of law to a Trust. Such transfer to a Trust and the designation of the shares as Shares-in-Trust shall be effective as of the close of business on the business day prior to the date of the purported Transfer or Non-Transfer Event, as the case may be.

(iii) If, notwithstanding the other provisions contained in this Article FOURTH, there is a purported Transfer or Non-Transfer Event that, if effective, would cause the Corporation to become “closely held” within the meaning of Section 856(h) of the Code, then (A) the purported transferee shall not acquire any right or interest (or, in the case of a Non-Transfer Event, the person holding record title of the Common Shares with respect to which such Non-Transfer Event occurred, shall cease to own any right or interest) in such number of Common Shares, the ownership of which by such purported transferee or record holder would cause the Corporation to be “closely held” within the meaning of Section 856(h) of the Code, and (B) such number of Common Shares (rounded up to the nearest whole share) shall be designated Shares-in-Trust and, in accordance with the provisions of Section 6 of this Division C of this Article FOURTH, transferred automatically and by operation of law to a Trust. Such transfer to a Trust and the designation of shares as Shares-in-Trust shall be effective as of the close of business on the business day prior to the date of the Transfer or Non-Transfer Event, as the case may be.

(d) Remedies for Breach. If the Board of Directors or its designees shall at any time determine in good faith that a Transfer has taken place in violation of Section 4(b) of this Division C of this Article FOURTH or that a Person intends to acquire or has attempted to acquire beneficial ownership (determined without reference to any rules of attribution), Beneficial Ownership or Constructive Ownership of any Common Shares of the Corporation in violation of Section 4(b) of this Division C of this Article FOURTH, or that any such Transfer, intended or attempted acquisition or acquisition would jeopardize the status of the Corporation as a REIT under the Code, the Board of Directors or its designees shall take such actions as it deems advisable to refuse to give effect or to prevent such Transfer, including, but not limited to, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer.

(e) Notice of Restricted Transfer. Any Person who acquires or intends to acquire shares in violation of Section 4(b) of this Division C of this Article FOURTH, or any Person who owned Common Shares that were transferred to a Trust pursuant to the provisions of Section 4(c) of this Division C of this Article FOURTH, shall immediately give written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer, intended Transfer or Non-Transfer Event, as the case may be, on the Corporation’s status as a REIT.

(f) Owners Required to Provide Information.

(i) Every Beneficial Owner of more than 5.0% (or such other percentage provided in the regulations promulgated pursuant to the Code) of the outstanding Common Shares of the Corporation shall, within 30 days after January 1 of each year, give written notice to the Corporation stating the name and address of such Beneficial Owner, the number of shares Beneficially Owned, and description of how such shares are held. Each such Beneficial Owner shall provide to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation’s status as a REIT.

(ii) Each Person who is a Beneficial Owner or Constructive Owner of Common Shares and each Person (including the shareholder of record) who is holding Common Shares for a Beneficial Owner or Constructive Owner shall provide to the Corporation such information that the Corporation may request, in good faith, in order to determine the Corporation’s status as a REIT.

(iii) Each Person who is a Beneficial or Constructive Owner of Common Shares and each Person (including the shareholder of record) who is holding Common Shares for a Beneficial or Constructive Owner shall provide to the Corporation such information as the Corporation may require, in good faith, in order to determine the Trust’s status as a REIT or a “domestically controlled qualified investment entity” (within the meaning of Section 897(h)(4)(B) of the Code) and to comply with the requirements of any taxing authority or to determine such compliance.

(g) Remedies Not Limited. Nothing contained in this Division C of this Article FOURTH shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its shareholders by preservation of the Corporation’s status as a REIT.

(h) Ambiguity. In the case of an ambiguity in the application of any of the provisions of Section 4 of this Division C of this Article FOURTH, including any definition contained in Section 4(a), the Board of Directors shall have the power to determine the application of the provisions of this Section 4 with respect to any situation based on the facts known to it.

(i) Modification of Exempt Holder Limit. Subject to the limitations provided in Section 4(k) of this Division C of this Article FOURTH, the Board of Directors may reduce the Exempt Holder Limit if: (A) based on the annual written notice delivered to the Corporation pursuant to Section 4(f)(i) of this Division C of this Article FOURTH, the Beneficial Ownership of the Exempt Holder is less than 17.5% of the outstanding Common Shares, then the Board of Directors may reduce the Exempt Holder Limit to 17.5%; (B) based on the annual written notice delivered to the Corporation pursuant to Section 4(f)(i) of this Division C of this Article FOURTH, the Beneficial Ownership of the Exempt Holder is 7.5% or less of the outstanding Common Shares, then the Board of Directors may reduce the Exempt Holder Limit to 7.5%; or (C) after the Exempt Holder Limit has been reduced to 7.5%, the Board of Directors may further reduce the Exempt Holder Limit to reflect the Beneficial Ownership of the Exempt Holder as set forth on the annual written notice delivered to the Corporation pursuant to Section 4(f)(i) of this Division C of this Article FOURTH.

(j) Modification of Ownership Limit. Subject to the limitations provided in Section 4(k) of this Division C of this Article FOURTH, the Board of Directors may from time to time increase the Ownership Limit.

(k) Limitations on Modifications. Notwithstanding any other provision of this Division C of this Article FOURTH:

(i) The Ownership Limit may not be increased if, after giving effect to such increase, five Beneficial Owners of Common Shares (including the Exempt Holder) could Beneficially Own, in the aggregate, more than 49.9% of the outstanding Common Shares.

(ii) Prior to the modification of any Exempt Holder Limit or Ownership Limit pursuant to Section 4(i) or Section 4(j) of this Division C of this Article FOURTH, the Board of Directors may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure the Corporation’s status as a REIT.

(iii) The Exempt Holder Limit shall not be reduced to a percentage which is less than the Ownership Limit.

(iv) The Related Party Limit may not be increased to a percentage which is greater than 9.8%.

(l) Exceptions.

(i) The Board of Directors, with a ruling from the Internal Revenue Service or an opinion of counsel, may exempt a Person from the Ownership Limit or the Exempt Holder Limit, as the case may be, if such Person is not an individual for purposes of Section 542(a)(2) of the Code and the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that no individual’s Beneficial Ownership of such Common Shares will violate the Ownership Limit or the Exempt Holder Limit, as the case may be, and agrees that any violation or attempted violation will result in such Common Shares in excess of the Ownership Limit or the Exempt Holder Limit, as applicable, being transferred to a Trust in accordance with Section 4(c) of this Division C of this Article FOURTH.

(ii) The Board of Directors, with a ruling from the Internal Revenue Service or an opinion of counsel, may exempt a Person from the limitation on such Person Constructively Owning Common Shares in excess of the Related Party Limit if such Person does not own and represents that it will not own, directly or constructively (by virtue of the application of Section 318 of the Code, as modified by Section 856(d)(5) of the Code), more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code) in a tenant of any real property owned or leased by the Corporation, and the Corporation obtains such representations and undertakings from such Person as are reasonably necessary to ascertain this fact and agrees that any violation or attempted violation will result in such Common Shares in excess of 9.8% being transferred to a Trust in accordance with Section 4(c) of this Division C of this Article FOURTH.

(iii) The Board of Directors may exempt the Exempt Holder, and any Person who would Constructively Own Common Shares Constructively Owned by the Exempt Holder, from the limitation on the Exempt Holder (or such other Person who would Constructively Own Common Shares Constructively Owned by the Exempt Holder) Constructively Owning Common Shares in excess of the Related Party Limit in its sole discretion based on the facts and circumstances existing at the time of such proposed exemption and the information provided by the Exempt Holder, including, without limitation, information regarding a tenant of any real property owned or leased by the Corporation, of which tenant the Exempt Holder (or such other Person who would Constructively Own Common Shares Constructively Owned by the Exempt Holder) owns, directly or constructively (by virtue of the application of Section 318 of the Code, as modified by Section 856(d)(5) of the Code), more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code). As a condition to the granting of any such exemption, the Corporation may require that the Exempt Holder provide representations and undertakings as are reasonably necessary to ascertain information regarding the ownership by the Exempt Holder (or such other Person who would Constructively Own Common Shares Constructively Owned by the Exempt Holder) of any interest in a tenant of any real property owned or leased by the Corporation and may impose conditions upon any such exemption as the Board of Directors deems necessary or advisable in order to determine or ensure the Corporation’s status as a REIT, including that any exemption may terminate upon any violation or attempted violation of any such representations, undertakings, conditions or other terms of any agreement between the Corporation and the Exempt Holder. If, upon any termination of an exemption granted under this Section 4(l)(iii) of this Division C of this Article FOURTH, the Exempt Holder (or such other Person who would Constructively Own Common Shares Constructively Owned by the Exempt Holder) would Constructively Own Common Shares in excess of the Related Party Limit, then the number of Common Shares actually owned by the Exempt Holder (and such other Person who would Constructively Own Common Shares Constructively Owned by the Exempt Holder) in excess of the Related Party Limit will be transferred to a Trust in accordance with Section 4(c) of this Division C of this Article FOURTH such that the Exempt Holder (and such other Person who would Constructively Own Common Shares Constructively Owned by the Exempt Holder) will not Constructively Own Common Shares in excess of the Related Party Limit.

(iv) The Board of Directors may exempt the Exempt Holder from the Exempt Holder Limit should it determine that the Beneficial Ownership of the Exempt Holder does not result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code; provided, however, that notwithstanding the foregoing, this paragraph (iv) shall not be interpreted as a waiver of, or exemption from, the restriction in Section 4(b)(vi).

Section 5. Legend. Each certificate for Common Shares shall bear the following legend:

“The Common Shares represented by this certificate are subject to restrictions on transfer for the purpose of the Corporation’s maintenance of its status as a Real Estate Investment Trust under the Internal Revenue Code of 1986, as amended. Subject to certain provisions of the Corporation’s Articles of Incorporation, no Person may Beneficially Own Common Shares in excess of 5.0% of the outstanding Common Shares of the Corporation (other than the Exempt Holder), no Person may Constructively Own Common Shares in excess of 9.8% of the outstanding Common Shares of the Corporation and no Person may acquire Beneficial Ownership of any Common Shares after the Effective Date if, as a result of such acquisition, the fair market value of the Shares owned directly and indirectly by Non-U.S. Persons would comprise more than 49% of the fair market value of the issued and outstanding Common Shares. Any Person who attempts to Beneficially Own or Constructively Own Common Shares in excess of the above limitations must immediately notify the Corporation. All capitalized items in this legend have the meanings defined in the Corporation’s Articles of Incorporation, a copy of which, including the restrictions on transfer, will be sent without charge to each shareholder who so requests. If the restrictions on transfer are violated, certain of the Common Shares represented hereby will be transferred automatically and by operation of law to a Trust and shall be designated Shares-in-Trust.”

Section 6. Shares-in-Trust.

(a) Trust. Any Common Shares transferred to a Trust and designated Shares-in-Trust pursuant to Section 4(c) of Division C of this Article FOURTH shall be held for the exclusive benefit of the Beneficiary. The Corporation shall name a beneficiary of each Trust within five days after discovery of the existence of such Shares-in-Trust. Any transfer to a Trust, and subsequent designation of Common Shares as Shares-in-Trust, pursuant to Section 4(c) of Division C of this Article FOURTH shall be effective as of the close of business on the business day prior to the date of the Transfer or Non-Transfer Event that results in the transfer to the Trust. Shares-in-Trust shall remain issued and outstanding Common Shares and shall be entitled to the same rights and privileges on identical terms and conditions as are all other issued and outstanding Common Shares. When transferred to the Permitted Transferee in accordance with the provisions of Section 6(e) of Division C of this Article FOURTH, such Shares-in-Trust shall cease to be designated as Shares-in-Trust.

(b) Dividend Rights. The Trustee, as record holder of Shares-in-Trust, shall be entitled to receive all dividends and distributions as may be declared by the Board of Directors on such Common Shares and shall hold such dividends or distributions in trust for the benefit of the Beneficiary. The Prohibited Owner with respect to Shares-in-Trust shall repay to the Trustee the amount of any dividends or distributions received by it that (i) are attributable to any Common Shares designated as Shares-in-Trust and (ii) the record date of which was on or after the date that such Common Shares became Shares-in-Trust. The Corporation shall take all measures that it determines reasonably necessary to recover the amount of any such dividend or distribution paid to a Prohibited Owner, including, if necessary, withholding any portion of future dividends or distributions payable on Common Shares Beneficially Owned or Constructively Owned by the Person who, but for the provisions of Section 4(c) of Division C of this Article FOURTH, would Beneficially Own or Constructively Own the Shares-in-Trust; and, as soon as reasonably practicable following the Corporation’s receipt or withholding thereof, shall pay over to the Trustee for the benefit of the Beneficiary the dividends so received or withheld, as the case may be.

(c) Rights Upon Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any distribution of the assets of, the Corporation, each holder of Shares-in-Trust shall be entitled to receive, ratably with each other holder of Common Shares, that portion of the assets of the Corporation which is available for distribution to the holders of Common Shares. The Trustee shall distribute to the Prohibited Owner the amounts received upon such liquidation, dissolution, or winding up, or distribution; provided, however, that the Prohibited Owner shall not be entitled to receive amounts pursuant to this Section 6(c) of Division C of this Article FOURTH in excess of, in the case of a purported Transfer in which the Prohibited Owner gave value for Common Shares and which Transfer resulted in the transfer of the shares to the Trust, the price per share, if any, such Prohibited Owner paid for the Common Shares and, in the case of a Non-Transfer Event or Transfer in which the Prohibited Owner did not give value for such shares (e.g., if the shares were received through a gift or devise) and which Non-Transfer Event or Transfer, as the case may be, resulted in the transfer of shares to the Trust, the price per share equal to the Market Price on the date of such Non-Transfer Event or Transfer. Any remaining amount in such Trust shall be distributed to the Beneficiary.

(d) Voting Rights. The Trustee shall be entitled to vote all Shares-in-Trust. Any vote by a Prohibited Owner as a holder of Common Shares prior to the discovery by the Corporation that the Common Shares are Shares-in-Trust shall, subject to applicable law, be rescinded and shall be void ab initio with respect to such Shares-in-Trust, and the Prohibited Owner shall be deemed to have given, as of the close of business on the business day prior to the date of the purported Transfer or Non-Transfer Event that results in the transfer to the Trust of the Common Shares pursuant to Section 4(c) of Division C of this Article FOURTH, an irrevocable proxy to the Trustee to vote the Shares-in-Trust in the manner in which the Trustee, in its sole and absolute discretion, desires.

(e) Designation of Permitted Transferee. The Trustee shall have the exclusive and absolute right to designate a Permitted Transferee of any and all Shares-in-Trust. As reasonably practicable as possible, in an orderly fashion so as not to materially adversely affect the Market Price of the Shares-in-Trust, the Trustee shall designate any Person as Permitted Transferee, provided, however, that (i) the Permitted Transferee so designated purchases for valuable consideration (whether in a public or private sale) the Shares-in-Trust and (ii) the Permitted Transferee so designated may acquire such Shares-in-Trust without such acquisition resulting in a transfer to a Trust and the redesignation of such Common Shares so acquired as Shares-in-Trust under Section 4(c) of Division C of this Article FOURTH. Upon the designation by the Trustee of a Permitted Transferee in accordance with the provisions of this subparagraph, the Trustee of a Trust shall (i) cause to be transferred to the Permitted Transferee that number of Shares-in-Trust acquired by the Permitted Transferee, (ii) cause to be recorded on the books of the Corporation that the Permitted Transferee is the holder of record of such number of Common Shares, and (iii) distribute to the Beneficiary any and all amounts held with respect to the Shares-in-Trust after making that payment to the Prohibited Owner pursuant to Section 6(f) of Division C of this Article FOURTH.

(f) Compensation to Record Holder of Common Shares that Become Shares-In-Trust. Any Prohibited Owner shall be entitled (following discovery of the Shares-In-Trust and subsequent designation of the Permitted Transferee in accordance with Section 4(e) of Division C of this Article FOURTH) to receive from the Trustee the lesser of (i) in the case of (A) a purported Transfer in which the Prohibited Owner gave value for Common Shares and which Transfer resulted in the transfer of the Common Shares to the Trust, the price per share, if any, such Prohibited Owner paid for the Common Shares, or (b) a Non-Transfer Event or Transfer in which the Prohibited Owner did not give value for such Common Shares (e.g., if the shares were received through a gift or devise) and which Non-Transfer Event or Transfer, as the case may be, resulted in the transfer of Common Shares to the Trust, the price per share equal to the Market Price on the date of such Non-Transfer Event or Transfer, and (ii) the price per share received by the Trustee of the Trust from the sale or other disposition of such Shares-in-Trust in accordance with Section 6(e) of Division C of this Article FOURTH. Any amounts received by the Trustee in respect of such Shares-in-Trust and in excess of such amounts to be paid the Prohibited Owner pursuant to this Section 6(f) of Division C of this Article FOURTH shall be distributed to the Beneficiary in accordance with the provisions of Section 6(e) of Division C of this Article FOURTH. Each Beneficiary and Prohibited Owner waive any and all claims that they may have against the Trustee and the Corporation arising out of the disposition of Shares-in-Trust, except for claims arising out of the gross negligence or willful misconduct of, or any failure to make payments in accordance with this Section 6 of Division C of this Article FOURTH by, such Trustee or the Corporation.

(g) Purchase Right in Shares-in-Trust. Shares-in-Trust shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that created such Shares-in-Trust (or, in the case of devise, gift or Non-Transfer Event, the Market Price at the time of such devise, gift or Non-Transfer Event) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation shall have the right to accept such offer for a period of ninety days after the later of (i) the date of the Non-Transfer Event or purported Transfer which resulted in such Shares-in-Trust and (ii) the date the Corporation determines in good faith that a Transfer or Non-Transfer Event resulting in Shares-in-Trust has occurred, if the Corporation does not receive a notice of such Transfer or Non-Transfer Event pursuant to Section 4(e) of Division C of this Article FOURTH. Prompt payment of the purchase price shall be made in such reasonable manner as may be determined by the Corporation.

FIFTH: No holder of shares of capital stock of the Corporation of any class shall be entitled as such, as a matter of right, to subscribe for or purchase shares of any class of capital stock, now or hereafter authorized, or to subscribe for or purchase securities convertible into or exchangeable for shares of capital stock of the Corporation or to which shall be attached or any warrants or rights entitling the holder thereof to subscribe for or purchase shares of capital stock, except such rights of subscription or purchase, if any, for such considerations and upon such terms and conditions as the Board of Directors from time to time may determine.

SIXTH: Notwithstanding any provision of Section 1701.01, et seq., of the Ohio Revised Code, or any successor statutes now or hereafter in force, requiring for the authorization or taking of any action the vote or consent of the holders of shares of capital stock entitling them to exercise two-thirds or any other proportion of the voting power of the Corporation or of any class or classes of such shares thereof, such action, unless otherwise expressly required by law, this Charter or the Code of Regulations of the Corporation, may be authorized or taken by the vote or consent of the holders of shares entitling them to exercise a majority of the voting power of the Corporation or of such class or classes of shares thereof.

Except as provided in the Code of Regulations with respect to the election of a director to fill a vacancy in the Board of Directors, each director shall be elected by the vote of the majority of the votes cast with respect to the director at any shareholder meeting held for the election of directors at which a quorum is present; provided, however, that if as of the date that is ten days in advance of the date the Corporation files its definitive proxy statement (regardless of whether or not thereafter revised or supplemented) with the Securities and Exchange Commission with respect to a shareholder meeting, the number of nominees for election as a director is greater than the number of directors to be elected, then the directors shall be elected at the meeting by the vote of a plurality of the shares represented in person or by proxy at that meeting and entitled to vote on the election of directors. For purposes of this Section, a majority of the votes cast means the number of shares voted “for” a director exceeds the number of votes cast “against” the director. Broker non-votes and abstentions will not be considered votes cast at the shareholder meeting and will be excluded in determining the number of votes cast at the shareholder meeting.

SEVENTH: To the extent permitted by law and except as set forth in Section 6 of Division A of Article Fourth, the Corporation, by action of its Board of Directors, may purchase or otherwise acquire shares of any class issued by it at such times, for such consideration and upon such terms and conditions as its Board of Directors may determine.

EIGHTH: Except as may otherwise be set forth in the resolution or resolutions of the Board of Directors providing for the issue of one or more series of Preferred Shares or in the related amendment hereto as contemplated by Division A and Division B of Article FOURTH, and then only with respect to such series of Preferred Shares (including the Series A Preferred Shares), cumulative voting in the election of directors is specifically denied.

NINTH: The provisions of Chapter 1701.831 of the Ohio Revised Code shall not apply to the Corporation.

TENTH: The provisions of Chapter 1704 of the Ohio Revised Code shall not apply to the Corporation.

ELEVENTH: The provisions of Chapter 1707.043 of the Ohio Revised Code shall not apply to the Corporation.

TWELFTH: If any provision (or portion thereof) of this Charter shall be found to be invalid, prohibited or unenforceable for any reason, the remaining provisions (or portions thereof) of this Charter shall be deemed to remain in full force and effect, and shall be construed as if such invalid, prohibited, or unenforceable provision had been stricken herefrom or otherwise rendered inapplicable, it being the intent of the Corporation and its shareholders that each such remaining provision (or portion thereof) of this Charter remain, to the fullest extent permitted by law, applicable and enforceable as to all shareholders, notwithstanding any such finding.

THIRTEENTH: This Charter may be amended, altered, changed or repealed by the shareholders of the Corporation by the affirmative vote of the holders of at least 75% of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class. Notwithstanding the foregoing, Division A of Article FOURTH may only be amended, altered, changed or repealed by a majority vote of the outstanding shares of the Series A Preferred Shares.

FOURTEENTH: This Charter shall amend and restate and supersede the Corporation’s existing Articles of Incorporation.